EXHIBIT 99.1

CONTACT: Paul Goldberg Treasurer & Director of Investor Relations (212) 922-1640	READ IT ON THE WEB www.dovercorporation.com
January 30, 2008
DOVER REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2007 RESULTS
New York, New York, January 30, 2008 — Dover Corporation (NYSE: DOV) announced today that for the fourth quarter ended December 31, 2007, it had earnings from continuing operations of $168.9 million or $0.86 diluted earnings per share (“EPS”), compared to $154.6 million or $0.75 EPS from continuing operations in the prior-year period, representing increases of 9% and 14%, respectively. Revenue for the fourth quarter of 2007 was $1.86 billion, an increase of 11% over the prior-year period.
Earnings from continuing operations for the twelve months ended December 31, 2007 were $653.3 million or $3.22 EPS, compared to $592.5 million or $2.88 EPS in the prior-year period, representing increases of 10% and 12%, respectively. Revenue for the twelve month period ended December 31, 2007 was $7.2 billion, up 14% over the prior year period. In addition, free cash flow for the year was $727.7 million, or 10.1% of revenue.
Commenting on the fourth quarter results, Dover’s President and Chief Executive Officer, Ronald L. Hoffman, stated:
“We are pleased to report Dover’s fourth quarter and full-year results. Our diluted EPS for the full year surpassed our previous high by 12%. This performance was even more impressive given that it was accomplished in the face of headwinds in portions of our Electronic Technologies and Industrial Products segments. Company-wide organic growth for the fourth quarter was 2.8% and 2.3% for the full year. Organic growth for our core industrial businesses (excluding Electronic Technologies) was 4.6% for the fourth quarter and 5.2% for the full-year indicating solid performance across our broad industrial business base.
“In addition to our strong financial results, Dover undertook several major initiatives in 2007 to enhance the long-term success of our company. First, we optimized Dover’s operating structure by re-aligning into four defined industry segments with six business platforms. This new simplified structure gives us sharper focus on our major end markets and related acquisition program, accelerates the sharing of best practices and realization of business synergies, and facilitates management development. Second, we adjusted our capital allocation to reflect the value we felt was inherent in our company versus the available external opportunities, by announcing two successive share repurchase programs during the year which will reduce the outstanding share count by roughly 10%. In 2007, we repurchased 12.4 million shares for $591 million and have added another million shares to that total in early 2008. Additionally, we spent $274 million on strategic add-on acquisitions, including Pole/Zero and Camco, which considerably strengthened both our Microwave Products Group and Material Handling Platform. Lastly, we launched a new initiative to capture synergies throughout our organization. Although we are early in the process, we are highly encouraged by the scope of the potential synergy opportunities and are confident they can bring meaningful improvement to our bottom line.
“Looking forward to 2008, assuming a reasonably stable global economy, we are encouraged that our recent strategic initiatives will enable Dover to improve full year earnings per share in the 10%+ range, despite headwinds in a few of our end-markets. We strongly believe in the positive direction Dover is headed and are confident our new structure, capital allocation model and synergy initiatives have laid solid groundwork for future growth. We also anticipate increased opportunities to expand our identified platforms through value-creating add-on acquisitions. Lastly, I’d once again like to thank the 34,000 employees of Dover around the globe for their tireless efforts, professionalism and dedication to improving Dover every day. Without their vital daily contributions, none of our current or future successes would be possible.”
Net earnings for the fourth quarter of 2007 were $185.4 million or $0.94 EPS, including income from discontinued operations of $16.5 million or $0.08 EPS, compared to net earnings of $118.5 million or $0.58 EPS for the same period of 2006, which included a loss from discontinued operations of $36.0 million or $0.18 EPS. Net earnings for the twelve months ended December 31, 2007 were $661.1 million or $3.26 EPS, including income from discontinued operations of $7.8 million or $0.04 EPS, compared to net earnings of $561.8 million or $2.73 EPS for the same period of 2006, which included a loss from discontinued operations of $30.7 million or $0.15 EPS.
Dover will host a webcast of its fourth quarter 2007 conference call at 8:00 A.M. Eastern Time on Wednesday, January 30, 2008. The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s fourth quarter 2007 results and its operating companies can also be found on the Company website.
Dover Corporation, with over $7 billion in annual revenues, is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
Dover Corporation makes information available to the public, orally and in writing, which may use words like “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans” and “should,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements concerning future events and the performance of Dover Corporation that involve inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, failure to achieve expected synergies, the impact of continued events in the Middle East on the worldwide economy, economic conditions, including the sub-prime lending and credit issues, increases in the cost of raw materials, changes in customer demand, increased competition in the markets served by Dover Corporation’s operating companies, the impact of natural disasters, such as hurricanes, and their effect on global energy markets and other risks. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.